HERLOCHER FOODS, INC
415 E. CALDER WAY
STATE COLLEGE, PA 16801

MANAGEMENT AGREEMENT

This Management Agreement dated January 1, 2008, between Herlocher Foods, Inc. (“Herlocher’s”) and Herlocher Foods Online, LLC (“HFO”) begins today until cancelled.

Herlocher’s agrees to provide administrative support and office space.

This agreement can be cancelled by either party with a 30 day written notice.  Under these circumstances all outstanding invoices must be paid.

The fee will be between 2-6% of gross sales dependent upon the amount of time provided by staff and the level of services rendered.

Any amendments to this agreement must be approved by both parties in writing.

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Herlocher Foods, Inc.

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Herlocher Foods Online, LLC